SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 31, 2008

(Date of Earliest Event Reported)

HAMMONDS INDUSTRIES, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada	88-0225318
(State of Incorporation)	(I.R.S. Employer Identification No.)

910 Rankin Road, Houston, TX	77565-3077
(Address of Principal Executive Offices)	(ZIP Code)

  Registrant's Telephone Number, Including Area Code: (281) 999-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On December 31, 2008, the Board of Directors Hammonds Industries, Inc. (“Hammonds” or the “Registrant”) accepted the resignations of Daniel Dror, as Chairman of the Board and CEO, Sherry L. Couturier, as Director, CFO and Vice President, and Charles R. Zeller, as Director. The reasons for their resignations related to the determination of Board of Directors of American International Industries, Inc. (“AMIN”) to effect the deconsolidation of Hammonds from AMIN. The Registrant has provided each of the resigning directors a copy of the disclosure contained in this report and each of the resigning directors has sent the Registrant correspondence that they concur with the disclosure contained herein. There were no disagreements with any of the resigning directors on any matter relating to the Registrant’s operations, policies or practices.

In order to effect the deconsolidation, AMIN was required to reduce its ownership percentage in Hammonds, its board membership, and the amount of AMIN’s guarantee of Hammonds’ bank debt. AMIN had previously announced a special dividend of approximately 17 million Hammonds shares to AMIN shareholders of record on December 31, 2008, reducing AMIN’s ownership to approximately 13% of Hammonds issued and outstanding common stock. The deconsolidation was effective with: the special dividend of Hammonds’ shares; the resignations of Messrs. Dror and Zeller and Ms. Couturier; and the reduction of AMIN’s guarantee.

Mr. Dror will continue as an advisory director to ensure a smooth transition for the Registrant. Carl Hammonds, a Director and President, was appointed Chairman and CEO and John W. Stump, III, a Director, was appointed CFO.

Richard C. Richardson has been appointed as a new member of the Board of Directors of the Registrant. During the past five years, Mr. Richardson has served as Director of Marketing for the Hammonds' companies.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) The following documents are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description
17	Letters of resignation dated December 31, 2008 filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hammonds Industries, Inc.
By: /s/ Carl Hammonds, Chief Executive Officer

Date: January 5, 2009